UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

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On March 10, 2017, T.J. Rodgers, J. Daniel McCranie and Camillo Martino gave to representatives of Institutional Shareholder Services, Inc. (“ISS”) the following presentation entitled “Do What’s Right for Cypress” (the “Presentation”). Messrs. Rodgers, McCranie and Camillo may also use the Presentation in discussions with Cypress Semiconductor Corporation stockholders and will post the presentation on cypressfirst.com.

“Do What’s Right For Cypress” March 10, 2017 Two Candidates With Exceptional Qualifications are Nominated for the Cypress Board of Directors by Cypress Semiconductor’s Largest Individual Stockholder, T.J. Rodgers (A Cypress Core Value)

Disclaimer T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company and in connection with Mr. Rodgers’s solicitation of proxies to vote a consent on the Company’s solicitation of consents to remove cumulative voting and with respect to certain governance matters (the “Cypress Consent Solicitation”). Rodgers has filed a preliminary Consent Information Statement, stockholder letter and accompanying GOLD proxy card in connection with the Cypress Consent Solicitation (the “CypressFirst Consent Information Statement”). Rodgers also intends to file a proxy statement (the “CypressFirst Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting. Rodgers owns or controls voting of 8,727,619 shares of the Company’s common stock. Mr. McCranie and Mr. Martino own 25,000 and 10,000 shares, respectively, of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the CypressFirst Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting or the CypressFirst Consent Information Statement filed with the SEC in connection with the Cypress Consent Solicitation. Promptly after filing the definitive CypressFirst Proxy Statement with the SEC, Rodgers intends to mail the definitive CypressFirst Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE CYPRESSFIRST PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS ARE ALSO URGED TO READ THE CYPRESSFIRST CONSENT INFORMATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive CypressFirst Proxy Statement, the CypressFirst Consent Information Statement and any other documents filed by Rodgers with respect to the Company with the SEC in connection with the Annual Meeting or the Cypress Consent Solicitation at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from Rodgers’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2855 or by email: CypressFirst@mackenziepartners.com

Cypress board fails to provide stockholders with the context and analysis needed to make an informed decision The board announced its Consent Solicitation to change the director election process only after the nomination window for electing directors at the 2017 Annual Meeting had closed The board has unnecessarily tied granting proxy access and majority voting to the success of Cypress’s consent solicitation to remove cumulative voting. If the board wished, it could simply amend the bylaws, without any stockholder action, to provide proxy access The purpose of this tactic is clear: significantly reduce the chances that Messrs. McCranie and Martino will be elected by the stockholders The math is simple: Cumulative voting: requires 25% to elect both Messrs. McCranie and Martino, and 12.5% to elect one of them No cumulative voting (with majority voting): requires the majority of votes cast, or plurality in contested election Eric Benhamou, the lead independent director of the board, has publicly indicated that the timing of the Consent Solicitation is a direct response to Mr. Rodgers’s submission of nominees for the Annual Meeting For more information, see our preliminary Consent Information Statement, filed with the SEC on March 7, 2017 Consent Solicitation: Current Cypress Board Seeks Entrenchment Independent stockholders will decide whether or not to eliminate cumulative voting; Rodgers’s shares will be voted proportionally to all other stockholders

Cypress First

Our Candidates Are Much Better Qualified Than Current Cypress Directors

	Total Number of Positions as Semiconductor CEO	Number of Board Positions at Other Public Semiconductor Companies	Prior Semiconductor Manufacturing Experience	Electrical Engineering Degree	Industry Focus
Nominees					
Martino, Camillo	✔	✔✔	✔	✔	Semiconductor
McCranie, J. Daniel	✔✔	✔✔✔ ✔✔✔ ✔✔	✔	✔	Semiconductor
Current Directors					
Albrecht, W. Steve	X	X	X	X	Accounting
Benhamou, Eric A.	X	X	X	✔	Communications
Bingham, Ray	X	✔✔✔	X	X	Software
El-Khoury, Hassane	✔	X	X	✔	Semiconductor
Kwon, O.C.	✔	✔	✔	X	Semiconductor
Van Den Hoek, Wilbert	X	X	X	X	Semiconductor Equipment
Wishart, Michael S.	X	✔	X	X	Investment Banking

Source: CY website, Bloomberg

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Why We Are Involved With Cypress We believe the Cypress board has significant governance and conflict of interest problems that are very likely to impact both revenue growth and share price if they remain unaddressed, yet the board steadfastly refuses to address them, other than with legal stalling tactics We believe that the election of two new directors to the Cypress board would best serve stockholders by substantively addressing the governance and conflict of interest problems we describe here. Our candidates have exceptional qualifications. Both have been semiconductor CEOs. Both are currently semiconductor board members on multiple boards We have written private letters to the Cypress board in an attempt to quietly address these governance problems, but the board ignored us for months and, when pressed, refused to respond to issues underlying the governance problems Consequently, we were forced to file a “DE220” lawsuit, a legal process used in Delaware court to compel the Cypress board to disclose facts surrounding these governance problems Since the Spansion merger, Cypress has suffered from low gross margin that will keep the company out of critical M&A activities until the problem is fixed T.J. Rodgers, Cypress’s largest individual stockholder, chose not to personally run in this contest to remove himself as a distraction, so that Cypress stockholders could focus solely on What’s Right for Cypress Rodgers stated, “I’ve retired from Cypress and have moved on to new things in my career, such as the precision agriculture startup company, WaterBit, the turnaround of the solar electronics company, Enphase, and the revolutionary silicon-lithium ion battery of Enovix. That said, most of my net worth remains invested in Cypress stock, and I expect the members of the board to properly exercise their fiduciary duties to all Cypress stockholders.”

Cypress First

Who We Are

J. Daniel McCranie



Semiconductor industry veteran with broad CEO and board experience. Significant tenure as executive and board member at Cypress Semiconductor.

- Chairman, ON Semiconductor ($5 billion in revenue), 2001-present (1)
- Chairman, Freescale Semiconductor, 2011-2014
- Board of Directors, Mentor Graphics (NASDAQ: MENT), 2012-present (2)
- Board of Directors, Cypress Semiconductor. (NASDAQ: CY), 2005-2014 McCranie served earlier as Executive Vice President, Sales & Applications and Vice President, Sales & Marketing at Cypress
- Chairman, gate array chipmaker Actel Corporation (NASDAQ: ACTL), 2004-2010
- Executive Chairman, custom chipmaker Virage Logic (NASDAQ: VIRL), 2003-2010
- Chairman, Xicor Semiconductor (NASDAQ: XICO), 2000-2004
- Board of Directors, California Microdevices (NASDAQ: CAMD), 2000-2003
- Chairman, President & Chief Executive Officer of memory and logic chipmaker SEEQ Technology, 1986-1993
- Director, Microcontroller Board Products, AMD, 1977-1980
- BS Electrical Engineering (BSEE), Virginia Tech, 1966

(1) On November 21, 2016 Mr. McCranie announced he would step down from ON Board in 2017
(2) On November 14, 2016, Siemens AG announced it would acquire Mentor Graphics, pending

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www.CypressFirst.com

Cypress First

Who We Are

Camillo Martino



Semiconductor industry veteran with deep CEO and director experience. Broad operating and international experience.

- Board of Directors, MagnaChip Semiconductor, 2016-present
- Board of Directors, VVDN Technologies, a private company, 2016-present
- Board Vice Chairman, communications & security software company SAI Technology, 2015-present
- Director and CEO, connectivity chipmaker, Silicon Image, Inc., 2010-2015
- Director and COO, SAI Technology, Inc., 2007 – 2009
- President, CEO and Director of storage technology company Cornice Inc., 2005 – 2007
- Executive Vice President and COO of SoC chipmaker Zoran Corporation, 2001 – 2005
- Multiple positions over a nearly 14-year tenure in four countries, National Semiconductor, 1987-2000
- Grad. Dip. In Digital Communications, Monash University, 1987
- B.App.Sc Electrical Engineering (EE), University of Melbourne, 1983

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www.CypressFirst.com

Cypress First

Who We Are

T.J. Rodgers



Founding CEO of Cypress Semiconductor in 1982. Served as the Company's President and CEO until April 2016. Rodgers is the largest non-institutional Cypress stockholder controlling the vote of an aggregate of 8,727,619 shares of common stock.

- Founding CEO, Cypress Semiconductor, 1982-2016
  - Took startup to $1.8 billion in revenue
  - Achieved world No. 1 rank: SRAMs, NOR Flash memories
  - Raised funding of $4.38 billion ($40M venture, $118M IPO & stock sales, $4.23B convertible/debt)
  - Returned capital of $8.50 billion ($4.00B stock repurchase, $1.48B debt repayment, $425M cash dividends, $2.60B SunPower spinout)
- Chairman, WaterBit (precision agriculture), 2017-present
- Director, Enphase (solar electronics), 2017-present
- Director, Enovix (silicon-lithium ion batteries), 2012-present
- Director, Bloom Energy (fuel cells), 2003-present
- Chairman, DecaTech (chipscale electronics packaging), 2009-2016
- Chairman, Agiga Technologies (non-volatile memories), 2010-2016
- Chairman, SunPower Corporation (NASDAQ: SPWR), 2002-2008
- Chairman, Semiconductor Industry Association, 1999
- Static RAM Product Line Mgr, Advanced Microdevices (NASDAQ: AMD), 1979-1982
- Director Static RAM Technology, American Microsystems (NASDAQ: AMI), 1975-1979
- MSEE, PhDEE Solid State Electronics, Stanford University 1973, 1975
- Trustee Emeritus, Dartmouth College, 2004-2012
- BA Physics and Chemistry, Salutatorian, Dartmouth College, 1970

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M&A Has Been Mission-Critical to Cypress, But Now It Faces Two Significant Problems Cypress has acquired 32 companies—about one per year—to grow revenue and to offset the decline in the market of its two original memory businesses, SRAM and Flash memories All 32 acquisitions were done prior to CEO T.J. Rodgers’s retirement in April 2016 Businesses acquired through M&A activity now account for well over half of Cypress’s total revenue Cypress’s latest Q4’16 report touts its successes in several attractive markets—all dependent on M&A: automotive (Fujitsu acquisition, Spansion merger) communications (Broadcom IoT group acquisition) USB Type-C (designed by the USB business unit, which was built from three previous acquisitions) Cypress’s robust M&A business process provides a competitive advantage with: full M&A specifications in each of 22 areas fully documented internal business processes, making integration easier deep database of potential targets with pro forma P&Ls The new management team must continue to add stockholder value through M&A—but two problems threaten Cypress’s M&A effort: A Chinese attack in semiconductor M&A (see p.12) An M&A funding stall due to low gross margins (see p.18) Source: CY SEC filings, press releases, earnings call transcripts

We Are in a Period of Rapid Consolidation in Semiconductors When Winners and Losers Will Be Determined The semiconductor industry is consolidating rapidly. In 2016 alone, M&A deals totaled $118 billion. This situation is reminiscent of the U.S. automotive industry in the early 1900s when there were over 100 car companies—and we know that turned into the Big Three During this critical consolidation period in the semiconductor industry, we believe history will repeat itself and that—without exaggeration—execution in M&A will mean life or death for most chip companies Source: FactSet

M&A is Critical: To Gain Value as a Survivor or To Be Acquired for the Highest Price Cypress has shown the slide below at investor conferences for years. This April 2016 version shows surviving companies in dark font and companies that no longer exist in light font At its founding in 1983, Cypress was ranked #59 of 59 U.S. companies that were public or on their way to it By April 2016, only 15 of them were still alive. The rest had been acquired or went out of business Source: Dataquest, CY No. 6 Fairchild and No. 53 Linear Technology have been acquired since this slide was made in April 2016

Chinese Government-Funded Acquisitions of Chip Companies Directly Threaten Cypress’s Mission-Critical M&A Effort According to a December 6, 2016 letter signed by 20 members of Congress (attached), the government of the People’s Republic of China (PRC), in its 13th five-year plan, calls for an increase in Chinese chip production from 10% to 70% of Chinese chip consumption The method to achieve the PRC plan has been to aggressively acquire semiconductor companies Deep-pocketed PRC-government-backed private equity (PE) firms are being very aggressive in their efforts to do so This PRC-sponsored attack has already harmed Cypress stockholders once. In December 2015 Cypress attempted to acquire U.S. chipmaker ISSI, but lost out to a $731 million offer from Uphill Investments, a Chinese PE firm. Uphill simply beat Cypress in a public bidding war, responding in hours to each bid with a large incremental raise According to a November 22, 2016 Reuters article, Canyon Bridge is funded, through two intermediaries, by China Reform Holdings, which is directly controlled by the government of the PRC Now, there is a bigger problem closer to home: Cypress’s executive chairman, Mr. Ray Bingham, is also working as a Founding Partner of Canyon Bridge, a PRC-funded, self-described “private equity buyout fund.” Source: McKinsey & Company, letter signed by members of U.S. Congress dated December 6, 2016, published by Congressman Mo Brooks (AL-5); November 3, 2016 Canyon Bridge Capital Partners press release

The letter from 20 members of Congress also noted that Canyon Bridge is a California company funded by the PRC, and stated that Canyon Bridge: “appears to be a legal construction intended to obfuscate the involvement of numerous PRC state-owned enterprises during the Committee on Foreign Investment in the United States (CFIUS) review process.” The letter from 20 members of Congress also focused on Canyon Bridge’s planned acquisition of Lattice Semiconductor, an Oregon-based maker of advanced gate array chips. Cypress CEO T.J. Rodgers twice had discussions with Lattice about an acquisition several years ago In early 2016, Lattice and Cypress talked again about M&A, but the point on Lattice is not whether there was a Cypress-Canyon Bridge contest over Lattice—there was not—but that the two companies both evaluated the same target from competing perspectives. One executive, Ray Bingham, now sits on both sides of the fence Cypress Should Not Have to Compete Against a Chinese-Backed PE Firm Run by its Own Executive Chairman The Lattice example illustrates that a conflict of interest will continue as long as Mr. Bingham is simultaneously employed by and compensated by two companies that compete with each other in semiconductor M&A, as clearly stated in Cypress’s Code of Business Conduct and Ethics on the next page. Source: Letter signed by members of U.S. Congress dated December 6, 2016, published by Congressman Mo Brooks (AL-5)

The Board Has Looked the Other Way on Canyon Bridge We believe our DE220 information suit will bring to light that the Cypress Code of Business Conduct and Ethics has been violated by Mr. Bingham's involvement with Canyon Bridge, (emphasis ours): “Conflict of Interest: A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.” “Our policies prohibit any employee from accepting simultaneous employment of any kind without written permission of the Company, and prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor.” “It is a conflict of interest to serve as a director of any company that competes with the Company.” “Although you may serve as a director of another company, our policy requires that you first obtain approval from the Company's Chief Financial Officer before accepting a directorship.” “Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company.” “Employees, agents, or contractors should always try to avoid even the appearance of impropriety.” When Mr. Rodgers called the phone number on the Canyon Bridge press release to gather information, the Cypress CFO’s secretary answered the phone within Mr. Rodgers’s earshot, “Canyon Bridge.” While economically insignificant, we believe this certainly does give the “appearance of impropriety” to other Cypress employees, as referenced above in the Cypress Code. Mr. Bingham recently received $4.5 million in restricted stock commitments and grants in August 2016 for his appointment to executive chairman, according to SEC filings. According to Cypress’s change of control policy, these stock grants would fully vest upon Cypress’s acquisition by any company, including Canyon Bridge. We believe this is another conflict of interest Cypress’s board-approved Code of Business Conduct and Ethics sets forth crystal-clear policies on conflict of interest. It is one cornerstone of Cypress’s excellent ethical reputation. Cypress’s lead director, Eric Benhamou, approved the Code of Business Conduct and Ethics but certainly did not follow all of its provisions, six of which are outlined below. Source: CY Code of Business Conduct and Ethics November 26, 2016, SEC filings

Despite the potential financial impact to stockholders, the Cypress lead director, Eric Benhamou, has refused to deal with the executive chairman’s conflict of interest problem, even after receiving details in a December 9, 2016 private letter from retired CEO T.J. Rodgers entitled “Canyon Bridge: An Unnecessary Threat To Cypress, Its Stockholders and Board” Instead of addressing the problem, the Cypress board has hired an expensive new legal team to prevent important information relating to this conflict of interest problem from seeing the light of day We have proposed a measured and reasonable change to address this festering problem: the addition of two new, high integrity directors to the Cypress board to deal with this conflict of interest The Cypress Board Should be Negotiating, Not Litigating If Cypress agreed to accept our board nominees and give them suitable committee assignments, we would trust those new directors to settle these matters privately and drop our lawsuit.

The Unnecessary & Expensive Executive Chairman Position Should be Eliminated In August 2016, Mr. Bingham pushed a single, yes-or-no vote through the board to create an expensive, new executive chairman position at Cypress—a position that had not been needed for 35 years Its stated purpose was to mentor the new CEO, Hassane El-Khoury It was to be a temporary position The compensation was said to have been pre-approved by the compensation committee and was not negotiated in any way as part of the full-board, yes-or-no vote Hassane El-Khoury stated that he needed mentoring from Mr. Bingham The board, including T.J. Rodgers, voted unanimously to support the new CEO Mr. Rodgers was removed from the board on the day of that vote and did not want to deny help to the new CEO on his last vote We believe that Mr. Bingham has not mentored well: He did not travel with the new CEO to his first three investor meetings, according to CFO Thad Trent His attendance at work was sporadic, based on the direct observation of Mr. Rodgers, whose office was 30 feet from Mr. Bingham’s. During the August 22 to December 2 timeframe, Mr. Bingham was at work less than 11 hours per week and averaged just 2 days per week at the office

For his move from chairman to executive chairman, Mr. Bingham’s compensation was raised from near-parity with other Cypress directors to almost 18 times the annual retainer fee and more than 22 times the equity compensation of one of Cypress’s outside directors The Cypress board did not respond to a respectful and understated December 1, 2016 letter from retired CEO T.J. Rodgers (attached) on the excessive compensation problem, and the new Cypress legal team is attempting to prevent information on that topic from being released The Unnecessary & Expensive Executive Chairman Position Should be Eliminated (cont’d) Our board candidates are ex-CEOs of semiconductor companies, true experts on semiconductor operations and new product development. They have agreed to mentor the new CEO without demanding millions of dollars in extra compensation. Source: CY SEC filings

Cypress’s overall operational performance has been reasonable since April 2016, but Cypress has debt and gross margin problems Source: CY press releases and conference call transcripts “We are still on track [to exit the year around 43%]. The guide for Q1 was 39%, as we expected, with the normal seasonality. We have a line of sight continuing to improve that throughout the year. We expect to exit at 43%, and we are still on track and marching to our gross margin initiative, to improve gross margin exiting 2018 at roughly a 48%.” (CFO Thad Trent on Q4 2016 earnings call, February 2, 2017) “We want to get that leverage down below three times by the time we exit the year. Now, you know, that gives us some flexibility to be opportunistic on buybacks again and it gives us flexibility in terms of M&A; there's things out there.” (Mr. Trent at Morgan Stanley TMT Conference, February 28, 2017) The Operations Problem Low Gross Margin Low Cash Flow Low Debt Repayment No M&A Funding Lower EPS

Cypress’s recent Q4’16 report received mixed reviews from the Street. Analysts liked the $0.15 EPS, but the company’s Q1’17 forecast was for EPS to drop to $0.11. The analysts at J.P. Morgan said “strong Q4,” but rated Cypress “neutral,” while the analysts at Morgan Stanley, Cypress’s primary investment banker, led their report with the title, “Improving growth, but operating leverage proving lackluster,” referring to Cypress’s low 40.1% gross margin in Q4’16. Morgan Stanley reduced Cypress’s price target to $11.00 per share on February 3, 2017 Cypress’s gross margin growth is stalled and forecast to drop further to 39% in Q1’17 A 5% increase in Cypress gross margin would increase cash flow by $100 million per year The 40.1% gross margin in Q4’16 produced an operating cash flow of $89.8 million, which was used to pay the $35.4 million dividend and to buy $11.9 million in capital equipment. That left only $42.5 million in cash to service debt—just enough to cover interest payments—but not to reduce debt significantly An operating problem, low gross margin, keeps Cypress on the M&A sidelines, reducing stockholder value. Source: CY press releases and sell side analyst reports The Operations Problem (cont’d)

CEO Hassane El-Khoury Needs Better Support On Operations Cypress’s new CEO, Hassane El-Khoury, was named by T.J. Rodgers in a formal, board-approved succession plan in late 2015 as the top candidate for Cypress’s second CEO. Rodgers named him because of his successes in running Cypress’s automotive business unit and in dealing with large, strategic customers We believe CEO El-Khoury has gained reasonable operations experience at Cypress, but that he is most valuable in an outward-focused role and is thus best supported by a board with several directors skilled in operations and new product development Mr. Bingham has a CFO background and freely admits he is not an expert on operations. Furthermore, no one else on the Cypress board has been a semiconductor CEO or even has a semiconductor operations background, except for O.C. Kwan, who lives in Korea We believe Cypress stockholders would be well served with Dan McCranie and Camillo Martino on the board because, as former semiconductor CEOs, the candidates are clearly more qualified than current Cypress board members to advise the CEO.

The Loss of Two Key EVPs Is Troubling Cypress is beginning to lose some critical executives. In its latest quarterly report, Cypress touted the 40% market share achieved by its USB Type-C products and the excellent performance of its Broadcom products What was not said in the report is that in mid-2016, 21-year Cypress veteran Badri Kothandaraman— who ran the group that invented Cypress’s USB Type-C products, and acquired and integrated the Broadcom IoT business—had resigned and left Cypress, despite the personal efforts of the CEO and T.J. Rodgers to retain him Also in mid-2016, Cypress lost another critical EVP, Andy Wright, the 19-year veteran and world-class design expert who ran chip design in Cypress’s eleven worldwide design centers. He resigned from the company abruptly after the first six months of a one-year assignment in Japan to train acquired Fujitsu design engineers on zero-defect chip design. Despite CEO El-Khoury’s travel to Japan to convince him otherwise, and the personal efforts of T.J. Rodgers, Wright also chose not to stay at Cypress We are very concerned that the loss of these very highly respected long-term executives, each of whom worked his way up from individual contributor to EVP at Cypress, could trigger turnover deeper in the organization

Do What’s Right For Cypress We believe the Cypress board should focus on stockholder value rather than circling the wagons We believe Nominees J. Daniel McCranie and Camillo Martino can help the Cypress board: enhance stockholder value with their exceptional experience eliminate ethical and corporate governance violations restore compliance with the Cypress Code of Business Conduct and Ethics eliminate the Canyon Bridge conflict of interest problem eliminate the expensive executive chairman position mentor the new CEO effectively without demanding excessive pay and thus end the need for the DE220 litigation We ask stockholders to elect Dan McCranie and Camillo Martino at the 2017 Annual Meeting of Stockholders to improve Cypress board oversight in operations, to restart Cypress’s successful M&A engine, and thus to add stockholder value.

Appendix

A1 DECEMBER 2016 JANUARY 2017 FEBRUARY 2017 MARCH 2017 December 1, TJR private letter: Suggestion to eliminate Cypress Executive Chairman position December 9, TJR private letter: “Canyon Bridge: An Unnecessary Threat to Cypress, Its Stockholders and Board” January 19, TJR private letter: DE220 demand for review of Cypress books, records and stock list materials January 26, CY private letter: rejects DE220 demand January 27, TJR litigation filing: Verified complaint for inspection of materials in the Court of Chancery of the State of Delaware February 2, TJR private letter: Notice of stockholder nomination of McCranie and Martino for election as directors February 17, CY issues press release announcing Consent Solicitation February 17, TJR issues press release announcing nomination of McCranie and Martino February 23, TJR issues open letter to Cypress BoD re consent solicitation March 3, CY files definitive Consent Solicitation March 7, TJR files preliminary Consent Information Statement March 8, TJR issues letter to Cypress stockholders and launches CypressFirst.com website Timeline

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